Geospatial Corporation S-1

Exhibit 10.1

LEASE AGREEMENT

This lease agreement entered into on May 1st, 2006 between Mark A. Smith residing at 1001 Carlisle Street, Natrona Heights, PA 15065 (hereinafter “Lessor”) and Geospatial Mapping Systems, Inc. a Delaware Corporation, having its principal place of business at 229 Howes Run Road, Sarver, PA 16055, (hereinafter “Lessee”).

DESCRIPTION OF PREMISES

Lessor leases to lessee a two story office located at 229 Howes Run Road, Sarver, PA Butler County, PA.

TERM

The term of this lease agreement is 3 years, beginning on May 1st, 2006 and terminating on April 30th, 2009. Lessor may terminate this lease at anytime by providing 90 days notice to Lessee.

RENT

The total rent under this agreement is $234,000. Lessee shall pay Lessor the above specified amount in installments of $6,500 each month, beginning on May 1st, 2006, with succeeding payments due on the 1st of each month during the term of this agreement.

USE OF PREMISES

The premises are to be used for the purposes of day to day business activities of Lessee. Lessee shall restrict it use to such purposes and shall not use or permit the use of the premises for any other purpose without the prior, express and written consent of Lessor or Lessor’s authorized agent.

WASTE, NUISANCE OR UNLAWFUL ACTIVITY

Lessee shall not allow any waste or nuisance on the demised premises or use or allow the premises to be used for any unlawful purpose.

UTILITIES/TAXES

Lessee shall arrange and pay for all utilities and real estate taxes for the term of the lease agreement.

REPAIRS AND MAINTENANCE

Lessee shall maintain the premises and keep them in good repair at its expense.

ENTRY AND USE OF THE PREMISES BY LESSOR

a)	Lessor shall retain the right to use the premises in ways that do not directly interfere with the operations of Lessee.

b)	Lessor reserves the right to enter the premises at any time and lessee shall permit Lessor to do so.

NON-LIABILITY OF LESSOR FOR DAMAGES OR CLAIMS

Lessor shall be liable for liability or damage claims for injury to persons or property from any and all causes relating to the use of the premises including those arising out of damages or losses occurring on the areas adjacent to the premises during the term of this lease agreement. Lessee shall indemnify Lessor from any and all liability, loss or other damage claims or obligations resulting from any injuries or losses of any nature.

LIABILITY INSURANCE

Lessee shall procure and maintain in force at its expense during the term of this lease agreement and any extension of such term, public liability insurance with insurers approved by Lessor. Such coverage shall be adequate to protect against liability for damage claims through public use of or arising out of accidents occurring in or around the premises, in a minimum amount of $1,000,000 for each person injured, $2,000,000 for any one accident and $1,000,000 property damage. The insurance policies shall provide coverage for contingent liability of Lessor on any claims or losses. Copies of the insurance policies shall be delivered to the Lessor. Lessee shall obtain a written obligation from the insurers to notify Lessor in writing at least 30 days prior to cancellation or refusal to renew any policy.

ASSIGNMENT/SUBLEASE

Lessee shall not assign or sublease the premises or any right or privilege connected with the premises, or allow any other person except agents or employees of Lessee to occupy the premises or any part of the premises.

WAIVERS

Waiver by Lessor of any breach of any covenant or duty of Lessee under this lease is not a waiver of a breach of any other covenant or duty of lessee, or of any subsequent breach of the same covenant or duty.

GOVERNING LAW

It is agreed that this lease agreement shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania.

ENTIRE AGREEMENT

This lease agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this lease agreement shall not be binding upon either party except to the extent incorporated in this lease agreement.

MODIFICATION OF AGREEMENT

Any modifications of this lease agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

NOTICES

All notices, demands or other writings that this lease agreement requires to be given, or which may be given, by either party to the other, shall be deemed to have been fully given when made in writing and deposited in the United States mail, registered and postage prepaid, and addressed as follows:

To Lessor:	Mark A. Smith
1001 Carlisle Street Natrona Heights, PA 15065

To Lessee:	Geospatial Mapping Systems, Inc. 229 Howes Run Road Sarver, PA 16055

BINDING EFFECT

This lease agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties.

TIME IS OF THE ESSENCE

It is specifically declared and agreed that time is of the essence of this lease agreement.

In witness, each party to this lease has caused it to be executed on the date indicated below.

Mark A. Smith Lessor	Mark A. Smith, President Geospatial Mapping Systems, Inc.

May 1, 2006	May 1, 2006
Date	Date